Exhibit 99.1

FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Allison J. Roelofs	Leslie Loyet
Manager – Corporate Financial Reporting	Vice President
(248) 358-4010	(312) 640-6672
aroelofs@firstmercury.com	lloyet@frbir.com

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 11, 2008

FIRST MERCURY FINANCIAL CORPORATION APPOINTS
ROBERT A. OAKLEY, PH.D. TO BOARD OF DIRECTORS

SOUTHFIELD, MI – March 11, 2008 – First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced the expansion of its Board of Directors to eight members with the appointment of Robert A. Oakley, Ph.D., effective March 7, 2008 with an initial term expiring at the next annual meeting of shareholders. He will also serve on the Audit Committee to the Board of Directors.

“We are pleased to welcome Robert Oakley to our Board. His experience in the insurance industry at both the financial executive and board level make him a valuable asset to First Mercury. We look forward to his contribution,” said Richard H. Smith, chairman and chief executive officer.

Dr. Oakley, 61, currently serves as the Shepard Executive-in-Residence of the Fisher College of Business at The Ohio State University. In this role, he teaches in the areas of insurance, risk management and finance. Previously he served as Executive Vice President and Chief Financial Officer of the Nationwide companies, a $120 billion Fortune 100 global financial services organization. His 27-year career with Nationwide began in 1976.

Dr. Oakley served on the Board of Directors and was Chair of the Audit and Finance Committees of the Ohio Casualty Corporation, a publicly traded property-casualty insurance group, prior to its acquisition by Liberty Mutual. He also served on the Board and Audit Committee of the OHIC Insurance Company, a professional medical liability company, prior to its recent sale. Dr. Oakley holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University, and a Master’s Degree in Business Administration and a Doctorate in Finance from The Ohio State University. He is also a Chartered Life Underwriter (CLU) and a Chartered Property-Casualty Underwriter (CPCU).

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First Mercury Financial Corporation
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About First Mercury Financial Corporation

First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages.  During the Company’s 34 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.

For more information on the Company, please visit the Company’s website at www.firstmercury.com

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